Exhibit 99.1

Zynga Enters Agreement to Acquire Chartboost

Acquisition Positions Zynga to Be a New Leader in Mobile Advertising

●	Leading Mobile Advertising and Monetization Platform with More than 700 Million Monthly Users
●	Combined Entity Brings Together Top-Tier Content and a Proven At-Scale Advertising and Monetization Platform
●	Acquisition Expected to Close in the Third Quarter of 2021

SAN FRANCISCO (BUSINESS WIRE) – May 5, 2021 – Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, today announced it has entered into a definitive agreement to acquire Chartboost, a leading mobile programmatic advertising and monetization platform. Along with its talented team, Chartboost brings a global audience of more than 700 million monthly users and more than 90 billion monthly advertising auctions. Together, Zynga and Chartboost possess all the elements of a complete, next generation platform: high-quality content, direct player relationships, massive reach and full-stack advertising technology that can be applied across Zynga’s game portfolio and Chartboost’s advertising partners.

Chartboost is a unified advertising platform that includes a Demand Side Platform (DSP) as well as Supply Side Platform (SSP) and mediation capabilities delivered through an SDK solution. By leveraging advanced machine learning and data science capabilities, Chartboost brings together premium inventory, global scale and audience-based targeting to optimize programmatic advertising and yields.

“Chartboost is one of the most dynamic monetization and discovery platforms in mobile, and we could not be more excited to welcome their talented team to our company,” said Frank Gibeau, Chief Executive Officer of Zynga. “By combining Zynga’s high-quality games portfolio and first-party data with Chartboost’s proven advertising and monetization platform, we will create a new level of audience scale and meaningfully enhance our competitive advantage in the mobile ecosystem.”

“We are thrilled to join with Zynga to further build and expand our full stack advertising platform that will serve Zynga and the entire mobile ecosystem,” said Rich Izzo, Chief Executive Officer of Chartboost. “Together, we share a vision of the future where a combined advertising, analytics and content platform will accelerate growth across both of our companies. Zynga already feels like family and an extension of our own company culture.”

Zynga will acquire 100% of Chartboost for approximately $250 million in cash. The final upfront transaction consideration will also include customary closing adjustments and is expected to close in the third quarter of 2021.

UBS Investment Bank acted as the exclusive financial advisor and Orrick served as legal advisor to Zynga in this transaction.

Editor’s note:

Key art and broadcast assets available for use at the following link:

https://www.dropbox.com/sh/gpdb8lz054j1hnq/AAD-9U4Q99KhwIUMMLkn6YFEa?dl=0

About Zynga

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Merge Magic!™, Toon Blast™, Toy Blast™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, the U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

About Chartboost

Chartboost is a leading mobile programmatic advertising and monetization platform. Reaching over 700 million monthly users and generating over 90 billion monthly advertising auctions, Chartboost empowers developers to earn high CPMs while connecting marketers to highly engaged audiences through immersive ad experiences.  Chartboost has over 100 employees and offices in San Francisco, Beijing, Barcelona and Amsterdam. Visit us at www.chartboost.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements relating to, among other things: the proposed acquisition of Chartboost, Inc. (“Chartboost”); our ability to achieve the intended benefits of acquiring Chartboost, including expanding our global audience and advertising business, creating a complete, next generation mobile advertising platform, effectively competing in the mobile advertising industry, and using machine learning and data science capabilities to improve programmatic advertising; the purchase price for acquiring Chartboost; and the timing in which the transaction close is expected. Forward-looking statements often include words such as “projected,” “planned,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions, and our actual results could differ materially from those predicted or implied. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. Factors that could cause actual results to differ include: satisfaction of transaction closing conditions and our ability to timely close the transaction; our ability to effectively integrate Chartboost and achieve the expected benefits of the transaction; the impact of the announcement of the acquisition on Zynga’s and Chartboost’s business and operating results and our ability to maintain relationships with business partners; risks of litigation and/or regulatory actions related to the merger; and our ability to effectively compete in the mobile advertising industry.  More information about these risks, uncertainties, and assumptions and additional factors that could cause actual results to differ are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Media Relations:

Sarah Ross

Sarah@zynga.com